Exhibit 99.1

For Immediate Release

Contact:
Robert Bintliff	Joe Diaz
Chief Financial Officer	The RCG Group
Precis, Inc.	480-675-0400
972-343-6501

Annemarie Marek

Marek & Company

469-235-2166

Russell Cleveland Appointed to Board of Directors of Precis, Inc.

<<September 12, 2005>> — Grand Prairie, Texas— Precis, Inc. (NASDAQ: PCIS) today announced the appointment of Russell Cleveland to the Company’s Board of Directors.  Initially, it is expected that Mr. Cleveland will serve on the Audit Committee, although the Board may determine additional committee assignments during its next Board meeting. Prior to Mr. Cleveland accepting the invitation to serve as a Director, the Board of Directors of Precis, Inc. had increased the number of members of the Board from six to seven.

“We are proud to have Russell Cleveland join our Board of Directors.  His extensive expertise in leading, growing, and restructuring companies will be an immediate asset to our company,” said Nicholas J. Zaffiris, Precis’ non-executive chairman of the Board.  Zaffiris also noted that this appointment follows several management changes announced earlier this year along with its strategic initiatives to reinvigorate its healthcare savings program (Care Entrée), expand its third-party administrator and flex benefits administration services, and launch its innovative nutraceutical products and Quick Care Wellness program through its new Vergance subsidiary.

“I look forward to working with the Precis’ management team as a Board member,” says Mr. Cleveland. “As an investment manager, I have been associated with Precis for a number of years through various funds I manage that own significant positions in Precis.  I firmly believe Precis has the team, the resources, the vision and the ability to be industry transformers.”

According to Mr. Cleveland, “From an industry perspective, the current healthcare system is not working and the non-insurance plans offered by Precis, as a specialty healthcare company, is where the market is going.  Utilizing its direct marketing sales channels also gives Precis an unlimited marketplace of individuals and companies seeking lower cost alternatives.  It has been my experience that for a company to succeed, it needs quality people, a strong balance sheet, innovative ideas, and a lot of focused effort.  Precis has all of these ingredients, and I appreciate the opportunity to become more involved with its future.”

About Mr. Russell Cleveland

Mr. Cleveland is the Founder, President, and CEO of RENN and Renaissance III, privately held investment companies.  He has held these positions since 1972.  Mr. Cleveland has 40 years experience in the investment business, of which 31 years has been spent as a portfolio manager specializing in the investment of common stocks and convertibles of small private and publicly traded companies.  A graduate of Wharton School of Business, Mr. Cleveland has served as President of the Dallas Association of Investment Analysts and, during the course of his career, has served on numerous boards of directors of public and private companies.  He currently serves on the Boards of Directors of Renaissance III, RUSGIT, BFS, Cover-All Technologies, Inc., CaminoSoft Corp., Digital Recorders, Inc., Integrated Security Systems, Inc. and Tutogen Medical, Inc., all of which are publicly-traded companies.  Mr. Cleveland has appeared numerous times as a small cap analyst on CNBC and has been quoted for his investment insights and strategies in The Wall Street Journal and Barron’s.

About Precis Inc.

Precis Inc. and its subsidiaries market non-insurance health care savings programs, administer tax-favored reimbursement accounts, provide third party administration services to self funded employer groups and offer a broad range of financial solutions such as health and life insurance to individuals and businesses. For more information on Precis, its subsidiaries Care 125, Care Financial, LLC, and Access Administrators visit www.precis-pcis.com, www.care125.com, and www.care-financial.com, www.ahs-access.com respectively.